Exhibit 10.2

2016 Tribune Media Company Stock Compensation Plan for Non-Employee Directors

Section 1.	Purpose; Definitions.

The purposes of the Plan are (i) to assist the Company in promoting the identity of interest between the Company’s Directors and the Company’s shareholders; and (ii) to assist the Company in attracting and retaining Directors by affording them an opportunity to share in the future successes of the Company.

For purposes of the Plan, the following terms are defined as set forth below:

(a) “Affiliate” shall mean (i) any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with the Company or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract, or otherwise.

(b) “Award” means, individually or collectively, a grant under this Plan of Shares, Stock Options, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

(c) “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d) “Board” means the Board of Directors of the Company.

(e) “Committee” means the Board or a committee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.

(f) “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement (or any employment, consulting, change in control, severance, or other agreement between a Participant and the Company or an Affiliate) states otherwise or contains a different definition of “Change in Control,” have the same meaning as ascribed to such term in the Company’s 2016 Incentive Compensation Plan.

(g) “Company” means Tribune Media Company, a Delaware corporation and any successor thereto.

(h) “Deferred Stock Unit” means an unfunded obligation of the Company, represented by an entry on the books and records of the Company, to issue one (1) Share or the cash value of one (1) Share on the date of distribution with respect to each participant who elects to participate in the Deferred Stock Program.

(i) “Deferred Stock Account” means the unfunded deferred compensation account established by the Company with respect to each participant who elects to participate in the Deferred Stock Program.

(j) “Deferred Stock Program” means the provisions of Section 7 of the Plan that permit participants to defer all or part of any Award granted pursuant to Section 5(a) or 5(b) of the Plan.

(k) “Director” means each member of the Board who is not an employee of the Company or of any corporation in which the Company owns, directly or indirectly, stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote in the election of directors in such corporation.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations, and other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.

(m) “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the most recent date on which Shares were publicly traded. In the event, Shares are not listed on any national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, Fair Market Value of a Share at the time a determination of their value is made shall be the average between the closing bid price and ask price reported on such date, or if there is no such sale on that date, then on the last preceding date on which a sale was reported. In the event Shares are not publicly traded (or if the Committee determines in its sole discretion that the Shares are too thinly traded for Fair Market Value to be determined pursuant to the foregoing) at the time a determination of their value is made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(n) “Other Stock-Based Award” means an Award, other than a Stock Option, that is denominated in, valued in whole or in part by reference to, or otherwise based on or related to a Share, including, but not limited to, restricted stock and restricted stock units. Neither an Award of fully-vested shares nor any Deferred Stock relating to such Award pursuant to Section 7 shall be an Other Stock-Based Award.

(o) “Participant” means a Director who receives an Award under the Plan.

(p) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(q) “Plan” means this Tribune Media Company 2016 Stock Compensation Plan for Non-Employee Directors, as amended from time to time.

(r) “Plan Year” means the Company’s fiscal year.

(s) “Share” means a share of Class A Common Stock of the Company, par value $0.001 per share.

(t) “Stock Option” means a right granted to a Director to purchase a share of Stock at a price equal to the Fair Market Value on the date of grant. Any Stock Options granted pursuant to the Plan shall be non-qualified stock options.

Section 2.	Administration.

2.1 General. The Committee shall be responsible for administering this Plan, subject to this Section 2 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

2.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, (i) selecting Award recipients, (ii) establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements and any ancillary document or materials, (iii) granting Awards, including as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, (iv) construing any ambiguous provision of, reconciling any inconsistency in, correcting any defect in, and supplying any omission in the Plan or any Award Agreement or any other instrument or agreement relating to an Award, (v) adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate, and, (vi) making any other determination and taking any other action that it deems necessary or desirable for the administration or operation of the Plan and/or any Award Agreement.

Section 3.	Eligibility.

Only Directors shall be granted Awards under the Plan.

Section 4.	Shares Subject to the Plan.

(a) Shares Available. The total number of Shares of reserved and available for distribution pursuant to the Plan shall be 200,000. To the extent any Award under this Plan is exercised or cashed out or terminates or expires or is forfeited without a payment being made to the participant in the form of Shares, the Shares subject to such Award that were not so paid, if any, shall again be available for distribution in connection with Awards under the Plan. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. To the extent permitted by applicable law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company shall not be counted against Shares available for grant pursuant to the Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

(b) Adjustments for Certain Corporate Transactions. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, special cash dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price applicable to outstanding Awards and other value determinations applicable to outstanding Awards. The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions. The determination of the Committee as to the foregoing adjustments, if any, shall be at the discretion of the Committee and shall be conclusive and binding on Participants under this Plan.

Notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan), subject to compliance with the rules under Code Sections 409A, 422 and 424, as and where applicable.

Section 5.	Awards.

(a) Annual Awards. During each Plan Year, each Director serving as such shall receive an Award having a Fair Market Value not greater than five hundred thousand dollars ($500,000) (with any fractional share being rounded up to the next whole share) as the Board or Committee determines in its discretion. Such Award shall be made in the form of Shares, Stock Options, Other Stock-Based Awards, or a combination of the foregoing as the Committee determines in its discretion and may differ in amount among Directors based on a Director’s service as a Chair of the Board or a committee of the Board, as the lead independent Director, or service on a committee of the Board.

(b) Cash Retainers and Fees. Each Director shall be eligible to receive cash compensation in respect of his/her service on the Board in any fiscal year in an aggregate amount not exceeding two hundred fifty thousand dollars ($250,000), payable in such amount(s) and at such times as the Board or Committee determines in its discretion.

(c) Awards in Lieu of Cash Retainers and Fees. For each Plan Year, each Director may elect to receive Shares or Awards under this Plan in lieu of any cash retainer or fee to be received from the Company for his/her service as a Director in accordance with such rules and procedures as the Committee establishes from time to time.

(d) Terms of Awards.

(i)	Awards pursuant to Sections 5(a) and 5(b) that are denominated in Shares are eligible for participation in the Deferred Stock Program described in Section 7.

(ii)	The term of each Stock Option or similar Other Stock-Based Award shall be ten (10) years. Each Stock Option or Other Stock-Based Award shall vest in not less than twelve (12) months (or such longer period set forth in the Award agreement) and shall be forfeited if the participant does not continue to be a Director for the duration of the vesting period, unless the participant ceases to be a Director by reason of the participant’s death or disability. For the avoidance of doubt, an Award of fully-vested Shares and any Deferred Stock relating to such Award pursuant to Section 7 and an Award in lieu of cash retainers and fees pursuant to Section 5(b) are not subject to the minimum twelve (12) month vesting requirement. Subject to the applicable Award agreement, Stock Options or similar Other Stock-Based Awards may be exercised, in whole or in part, by giving written notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including, to the extent the Committee determines such a procedure to be acceptable, a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the purchase price). Unless otherwise determined by the Committee, payment in full or in part may also be made in the form of Shares already owned by the participant valued at Fair Market Value.

(iii)	A Change in Control will have the same consequence for Awards under this Plan (other than Awards of fully-vested Shares and Deferred Stock relating to such Awards pursuant to Section 7) as detailed for awards under Article 19 of the Company’s 2016 Incentive Compensation Plan.

Section 6.	Award Agreements.

Each Award of a Stock Option or Other Stock-Based Award under the Plan shall be evidenced by a written agreement (which need not be signed by the Award recipient unless otherwise specified by the Committee) that sets forth the terms, conditions and limitations for each such Award. For the avoidance of doubt, an Award of fully-vested Shares and any Deferred Stock relating to such Award pursuant to Section 7 need not be evidenced by a written agreement.

Section 7.	Payments and Payment Deferrals.

(a) Each participant may elect to participate in the Deferred Stock Program with respect to Share Awards granted under Section 5(a) or 5(b). The Deferred Stock Program shall be administered in accordance with the terms of this Section 7, provided that the Committee may modify the terms of the Deferred Stock Program or may require deferral of the payment of Awards under such rules and procedures as it may establish. Any deferral election shall be made at a time and for such period as shall satisfy the requirements of Internal Revenue Code Section 409A(a)(4).

(b) Any election to have the Company establish a Deferred Stock Account shall be made for a minimum of 25% of the number of Shares the participant otherwise would have been granted on each date of grant, shall be made no later than the last day of the calendar year preceding the calendar year in which services are performed for which the compensation is paid (or in the case of a participant who is first becoming eligible for this Plan and any other Plan required to be aggregated with this Plan under Internal Revenue Code Section 409A and the regulations and other guidance thereunder, no later than thirty (30) days after the participant first becomes eligible and before services are performed for which the compensation is paid), and shall specify the time and form of distribution of the participant’s Deferred Stock Account in a manner complying with Internal Revenue Code Section 409A(a)(2) and (3). Any such election shall remain in effect for purposes of the Plan until the participant executes (i) a new election applicable to any grants denominated in Shares to be made in years after the year in which the new election is made or (ii) an election not to participate in the Deferred Stock Program for Share grants in such future years. New elections pursuant to clause (i) of the preceding sentence may be made only to the extent permitted under rules and procedures established by the Committee taking into account administrative feasibility and other constraints.

(c) The Deferred Stock Account of a participant who elects to participate in the Deferred Stock Program shall be unfunded, but shall be credited with shares of Deferred Stock equal to the number of Shares the participant elected to receive as Deferred Stock. Unless otherwise determined by the Board, the Deferred Stock Account shall thereafter be credited with amounts equal to the ordinary dividends that would have been paid had the participant held a number of shares of Shares equal to the number of shares of Deferred Stock in the participant’s Deferred Stock Account, and any such amounts shall be treated as invested in additional shares of Deferred Stock.

(d) If as a result of adjustments or substitutions in connection with an event described in Section 4(b) of this Plan, a participant has received or receives with respect to the participant’s Deferred Stock Account rights or amounts measured by reference to stock other than Shares, (i) such rights or amounts shall be treated as subject to elections made, crediting of the participant’s account, and any other matters relating to this Plan in a manner parallel to the treatment of Deferred Stock under the Plan, provided that any crediting of amounts to reflect dividends with respect to such other stock shall be treated as invested in additional Deferred Stock rather than such other stock, and (ii) the participant shall be offered the opportunity to convert the portion of his or her account measured by reference to such other stock to Deferred Stock with the same Fair Market Value (rounded as necessary to reflect fractional shares) as of the date of such conversion, provided that such conversion may only be made to the extent that such conversion would not result in a violation of Section 10(b) or Section 16(b) of the Securities Exchange Act of 1934 or any other applicable securities law.

(e) Amounts under the Deferred Stock Program shall be paid in the form of Shares (and cash for any fractional shares) or cash upon distribution; provided, however, that any amounts in the participant’s Deferred Stock Account that are measured by reference to stock other than Shares shall be paid in cash upon distribution.

(f) The Deferred Stock Program shall be administered under such rules and procedures as the Committee or its delegate may from time to time establish, including rules with respect to elections to defer, beneficiary designations and distributions under the Deferred Stock Program.

(g) This Plan and the Deferred Stock Program are intended to comply with Internal Revenue Code Section 409A and the regulations and other guidance thereunder, and the Plan and Deferred Stock Program shall be administered and interpreted in accordance with such intent. The election forms under the Deferred Stock Program shall be deemed to be part of the Plan for purposes of Internal Revenue Code Section 409A. All references to separation from service or similar terms in the Plan and election forms thereunder shall refer to a “separation from service” within the meaning of Internal Revenue Code Section 409A. Additionally, if a Director is then considered a “specified employee” for purposes of Section 409A, then payment of any Award under this Plan may be delayed as required to comply with the six-month delay and other requirements and exemptions for payments to specified employees under Section 409A.

Section 8.	Plan Amendment and Termination.

(a) Amendment and Termination Authority. At any time without shareholder approval, the Board may amend or terminate the Plan and the Committee may amend any Award hereunder or adopt any modifications, procedures, or subplans as may be necessary or desirable to comply with the laws, regulations, or accounting practices of a foreign country applicable to participants subject to the laws of such foreign country; provided, however, that no such amendment or adoption shall be made without shareholder approval if such approval is required under applicable law, regulation, or stock exchange rule.

(b) Prohibition on Repricing and Other Actions. Notwithstanding Section 8(a), neither the Plan nor any Award hereunder may be amended without shareholder approval in a manner that would: (i) reprice an outstanding Award in any manner that reduces the grant price of an outstanding Stock Option or similar Other Stock-Based Award; (ii) cancel, exchange, substitute, buy out, or surrender outstanding Stock Options or similar Other Stock-Based Awards that have a grant price that is higher than Fair Market Value on the date of such transaction in exchange for cash, other Awards, or Stock Options or similar Other Stock-Based Awards with a lower grant price, except as may be necessary to comply with a change in the laws, regulations, or accounting principles of a foreign country applicable to participants subject to the laws of such foreign country; or (iii) increase the total number of shares of Shares that may be distributed under the Plan.

(c) Limitation on Amendment and Termination. Notwithstanding Section 8(a), except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Award recipients, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.

Section 9.	Transferability.

Except as provided in the applicable Award agreement or otherwise required by law, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution.

Section 10.	Unfunded Status of Plan.

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 11.	General Provisions.

(a) The Committee may require each participant acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such participant is acquiring the shares without a view to the distribution thereof. The certificates for such shares, if any, may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

Shares or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission (or any successor agency), any stock exchange upon which the Shares are then listed, and any applicable federal, state or foreign securities law. Further, the Committee may cause a legend or legends to be put on any certificates for shares of Shares or other securities to make appropriate reference to such restrictions.

(b) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for Directors.

(c) Nothing in the Plan or in any Award agreement shall confer upon any grantee the right to continued service as a member of the Board.

(d) The Company shall have the right to require, prior to the issuance or delivery of Shares or cash in settlement of any Award, payment by the Participant of any taxes required by law with respect to the issuance or delivery of such Shares or cash. Such amount may be paid in cash, in Shares previously owned by the Participant, by withholding a portion of the Shares or cash that otherwise would be distributed to such Participant upon settlement of the Award or a combination of cash and Shares.

(e) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Award.

(f) If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

(g) The terms of the Plan and any Awards hereunder shall be binding upon and shall inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company, and any permitted successors or assigns of a participant.

(h) The Plan is conditioned on approval by shareholders and will be null and void if not so approved. If approved by shareholders, the Plan will be effective on the day following the 2016 Annual Meeting of Shareholders. Except as otherwise provided by the Board, no Awards shall be made after the Awards made immediately following the 2026 Annual Meeting of Shareholders, provided that any Awards granted prior to that date may extend beyond it.

Section 12.	Indemnification

Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board or the Committee, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.